UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report: January 17, 2013
(Date of earliest event reported)

E*TRADE FINANCIAL CORPORATION
(Exact name of registrant as specified in charter)

Delaware	1-11921	94-2844166
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1271 Avenue of the Americas, 14th Floor, New York, New York 10020 New York, New York 10022
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (646) 521-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

E*TRADE Financial Corporation (the “Company”) announced that, effective January 22, 2013, its Board of Directors has appointed Paul T. Idzik as the Company’s Chief Executive Officer. Interim CEO Frank J. Petrilli, who has served since August, 2012, will continue as Chairman of the Board. Rodger A. Lawson will step down as Lead Independent Director, a role he has served since August, 2012, but will remain on the Board. Mr. Idzik was also named President of E*TRADE Bank, and will serve on the Company’s and E*TRADE Bank’s Boards of Directors.

Paul T. Idzik, 51, was most recently Group Chief Executive of DTZ Holdings PLC in London. He also served 10 years at Barclays PLC, most recently as Group Chief Operating Officer and before that as Chief Operating Officer of Barclays Capital.   Mr. Idzik started his career as a consultant, and spent more than a decade with Booz Allen Hamilton.  He also sits on the Board of Trustees of the Oxford Philomusica, Oxford’s professional symphony orchestra.  Mr. Idzik has B.A.s in Economics and Computer Applications from the University of Notre Dame and an M.B.A. in Finance from the University of Chicago.

The Company entered into an employment agreement with Mr. Idzik, pursuant to which he will receive an annual base salary of $1,000,000.  He will be eligible for an annual cash performance bonus with an annual target of $3,000,000 (with the actual amount to range from 0% to 150% of target based upon the performance of the Company).  Mr. Idzik will receive a one-time grant of restricted stock units with an initial value of $9,000,000, subject to vesting annually over four years following the date of grant.  For 2013 only, he will be guaranteed a pro rata payment of his target cash bonus to be paid in early 2014. The term of the agreement is three years, subject to renewal at the end of the initial term. If Mr. Idzik is terminated without cause or resigns due to adverse actions by the Company, and he signs a release of claims, he would receive severance benefits of one times his annual cash compensation (salary and annual cash target bonus) and a portion of his equity would be accelerated subject to a formula based upon the year of termination.  In addition, he would be eligible to receive a pro rata payment of his cash bonus for the year of termination if performance goals are met. If such termination occurs following or in anticipation of a change of control, in addition to the foregoing severance benefits, all of his equity would be accelerated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

E*TRADE FINANCIAL CORPORATION

Dated:	January 17, 2013	By:	/s/ Karl A. Roessner
Name: Karl A. Roessner
Title: Corporate Secretary